Exhibit 99.1

Date: February xxx , 2010

NEWS RELEASE

SAGE AND GRYPHON ENTER INTO JV OPTION ON BOREALIS

Sage Gold (TSX.V-SGX) and Gryphon Gold Corporation (TSX: GGN: OTC.BB GYPH) have executed a binding Letter of Intent as of February 22, 2010 to enter into an option agreement whereby Sage has the right to earn a 50% undivided interest in the fully permitted and engineered Borealis gold project (“Borealis Project”) located in the Walker Lane Mineral Belt of Southwest Nevada.

Highlights of Borealis property:

  Total Proven and Probable Reserves of 377,356 ounces of gold– Total Inferred Oxide Resource 350,044 ounces, Total Measured and Indicated and Inferred Sulphide Resource of 1,800,000 ounces Gold

  Mineable Reserves as follows; Proven and Probable Gold Reserves 377,356 ounces, Proven and Probable Silver Reserves 3,226,700 ounces

NOTE: Reserves are per September 21, 2009 independent Pre Feasibility Study prepared by y Dr. Roger Steininger and John Danio (QP, consultant to Telesto Nevada Inc., in accordance with NI 43-101 Standards

  Fully permitted for oxide gold production with prior successful oxide gold mining

  Production to begin 9 months after construction initiated.

  Financial Model of Mineable Reserves (Pre Feasibility Study) at US$800 gold price are:
-	Initial Capital cost	US$22.6 million
-	Cash Operating Cost	US$476/oz. of gold equivalent
-	Net Present Value @5%	US$12.5 million
-	IRR (after tax)	27%
-	Initial Life of Mine	5 years
-	Payback Period on Capital	2.25 years

  Exploration potential - additional oxide and sulphide resources 27.5 square mile land holdings. Established correlation between geophysical anomalies and new gold zones.

Gryphon’s President and CEO John Key commented “I am very pleased that Sage Gold and Gryphon Gold are partnering on the development of the Borealis Gold Project. Gryphon and Sage will jointly finance and manage the Borealis Project into production in the near term. Sage brings the additional corporate and financial expertise required to advance this project, benefiting the shareholders of both companies. Gryphon and Sage agree that the Borealis property represents one of the top near term production opportunities in Nevada that also has tremendous exploration potential for additional oxide and sulphide resources. We look forward to working with the Sage team to realize our shared vision for Borealis.”

Sage President & CEO Nigel Lees commented, “This agreement marks a milestone in our company. The Borealis Project is a unique opportunity for Sage in that it represents short term oxide production with a large sulphide gold resource that could potentially sustain a major mining operation. This combined with the recent agreement on the Clavos property represents a quantum leap in Sage’s objective to become a gold producer with a high grade underground gold project in Timmins and a permitted leachable oxide reserve in Nevada. Both projects exhibit significant potential for additions to the existing reserve and resource catagories.....

  Summary of Mineral Reserve and Resource Estimate

Inferred oxide resources were not included in the economic model due to lack of sufficient verification by drilling and other uncertainties. Additional drilling, assaying, and metallurgical testing may result in reclassification of a portion of the inferred oxide resources to either waste or to a measured and indicated resource category. The sulphide resources do not have demonstrated economic viability and should not be relied upon.

NOTE: The above Resource was authored by Dr. Roger C. Steininger, Ph.D., CPG, Chief Consulting Geologist and Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects. The Resource Study was completed April, 2008.

Sage has the option to earn an undivided 50% interest in the Borealis Project as summarized below:

  Sage will make a US$100,000 cash payment upon execution of the Letter of Intent (LOI) and will invest US$400,000 in a private placement in Gryphon shares upon entering into the Option agreement

  Sage will invest US$9,000,000 in equity in a joint venture for the Borealis Project as part of its 50% participating interest. Sage will exercise the option concurrent with the investment into the joint venture. Sage and Gryphon will also arrange project financing as a condition to the exercise of the option. The term of the option extends until 12/31/10 and can be extended a further six months upon mutual agreement of Sage and Gryphon.

  Sage will issue to Gryphon common shares of Sage with a value equal to US$1.0 million when the Joint Venture is formed

  Upon the classification of up to an additional 200,000 ounces of gold as Proven and Probable Reserves Sage will pay Gryphon up to US$2,000,000.

  There are Finder’s Fees of xxx payable related this transaction.

  Gryphon is an arm’s length party to Sage.

Geology and Mineralisation of the Borealis Property

Epithermal gold and silver mineralization at Borealis is hosted by Miocene pyroclastics/tuffs, andesite flows, dacite flows, and laharic breccias. Structures are dominantly northeast-striking faults with steep dips and generally west-northwest-striking faults with steep southerly dips. Both of these fault systems lie on regional trends of known mineralized systems; thus, Borealis appears to be at a major intersection of structural and mineralized trends systems.

Gold mineralization is often associated with hydrothermal breccias, pervasive silica, and sulfides, principally pyrite. It is likely that the higher-grade deposits may have been localized along the intersections of small second-order faults with the major feeder structures. Many of the oxide deposits at the project site, such as the Borealis deposit, have a flat-lying tabular shape and appear to have formed within gently dipping volcanic units. The pyroclastic/tuff unit is the most favorable host for gold mineralization.

During its emplacement, finely-disseminated gold found in the Borealis mineralizing system was enclosed in pyrite, and through natural weathering and oxidation, this gold was released and made available to extraction by cyanidation. Gold still bound in pyrite or pyrite-silica is not recovered easily by a simple cyanide heap-leach operation. Widely-spaced drilling indicates that pediment gravels cover the majority of the altered and mineralized volcanics over a 7-mile-long zone in the southern and southwestern parts of the district. Much of this area has received only minor testing with systematic multidisciplinary exploration.

The Qualified Person (as defined by 43-101) is Dr. Roger C. Steininger, Ph.D.,CPG, Chief Consulting Geologist who has reviewed and approved the technical content of this press release

SAGE is a mineral exploration and development company which has primary interests in exploration properties in Ontario. Its main properties are the Clavos Gold property in Timmins, Cox Cu-Ni deposit and the Golden Extension on the Jacobus property, the Lynx deposit on the Onaman property, the Paint Lake and Pillars properties in the Beardmore Geraldton Gold camp. Technical reports relating to the properties can be obtained from the System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com

The Borealis property is described in the technical report(the “technical reports”) dated September 21, 2009 titled Pre Feasibility Study on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”). The technical report describe the exploration history, geology and style of gold mineralization at the Borealis property. Disclosure in this press release of mineral resources is based on the technical report. Details of the quality or grade of each category of mineral resources and key assumptions, parameters and methods used to estimate the mineral resources is included in the technical reports. The reports also include a description of environmental and permitting matters.

Sage Gold Inc	Gryphon Gold Corporation
365 Bay Street., Suite 500	Suite 711-675 West Hastings Street
Toronto, Ontario M5H 2V1	Vancouver, BC
Tel: (416) 204-3170	Canada V6B 1N2
Fax: (416) 260-3170	Tel: +1 888.261.2229
www.sagegoldinc.com	Fax: +1 604.608.3262
Trading Symbol TSX.V: SGX	Fax: (416) 260-2243
For further information contact:	John L. Key, President and CEO
Nigel Lees, President and CEO, or	Tel: +1 775.853.8814
Mike O’Brien, Manager/Investor Relations	jkey@gryphongold.com
Tel: (416) 204-3170	Bill Wilson, CFO
Fax: (416) 260.2243	Tel: +1 775.853.8814
bwilson@gryphongold.com
Lisanna Lewis, Controller
Tel: +1 604.261.2229
llewis@gryphongold.com

This release was prepared by management of the Company who takes full responsibility for its contents. "Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release."

This news release contains certain "Forward-Looking Statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended and “Forward Looking Information” within the meaning of applicable Canadian securities legislation.Some forward looking statements and forward looking information contained in this release are forward-looking and, therefore, involve uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include comments regarding mining and milling operations, mineral resource statements and exploration program performance. Factors that could cause actual results to differ materially include metal price volatility, economic and political events affecting metal supply and demand, fluctuations in mineralization grade, geological, technical, mining or processing problems, exploration programs and future results of exploration programs, future profitability and production. The Company disclaims any obligation to update forward-looking statements.

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